Dewey & LeBoeuf	Dewey & LeBoeuf LLP 1301 Avenue of the Americas New York, NY 10019-6092 tel 212-259-8000 fax 212-259-6333

May 21, 2008

Allstate Life Global Funding

c/o AMACAR Pacific Corp.

6525 Morrison Boulevard, Suite 318

Charlotte, North Carolina 28211

Re:	ALLSTATE LIFE GLOBAL FUNDING TRUST 2008-5
$750,000,000 FLOATING RATE NOTES DUE 2010

Ladies and Gentlemen:

We have acted as special New York counsel to Allstate Life Global Funding, a statutory trust organized under the laws of the State of Delaware (“Global Funding”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), by Global Funding and Allstate Life Insurance Company (“Allstate Life”), of (i) a Registration Statement on Form S-3 (File Nos. 333-143541 and 333-143541-01) on June 5, 2007, as amended by Amendment No. 1 filed with the Commission on June 26, 2007 (including the documents incorporated by reference therein, the “Registration Statement”); (ii) a prospectus (the “Prospectus”) relating to secured medium term notes (the “Notes”) to be issued from time to time by newly established separate and distinct Delaware statutory trusts (each, a “Trust” and together, the “Trusts”); (iii) a prospectus supplement to the Prospectus relating to Notes to be issued from time to time by the Trusts under the Secured Medium Term Note program described therein primarily to institutional investors (the “Institutional Prospectus Supplement”); and (iv) a prospectus supplement to the Prospectus relating to Notes to be issued from time to time by the Trusts under the Allstate Life® CoreNotes® program described therein primarily to retail investors (the “Retail Prospectus Supplement”). The Registration Statement was declared effective by the Commission on June 28, 2007.

The Registration Statement provides for (i) the registration and issuance through the Trusts of up to $8,400,000,000, or the equivalent amount in one or more foreign currencies, aggregate principal amount of Notes by the Trusts, with each Trust to issue Notes pursuant to an indenture (each, an “Indenture”) to be entered into among such Trust and the other parties specified therein, including The Bank of New York Trust Company, N.A., or another entity specified therein, as indenture trustee (the “Indenture Trustee”), substantially in the form attached as an exhibit to the Registration Statement; (ii) the registration and issuance of up to $8,400,000,000, or the equivalent amount in one or more foreign currencies, aggregate principal amount of Funding Notes by Global Funding (each, a “Funding Note”) with each Funding Note to be issued pursuant to a Funding Note Indenture (each a “Funding Note Indenture”) to be entered into among Global Funding and the other parties specified therein, including The Bank of New York Trust Company, N.A., or another entity specified therein, as funding note indenture trustee (the “Funding Note Indenture Trustee”), substantially in the form attached as an exhibit to the Registration Statement, to be sold by Global Funding to the Trusts in connection with the sale of the Notes; and (iii) the registration and issuance of up to $8,400,000,000, or the equivalent amount in one or more foreign currencies, of Allstate Life’s funding agreements (each, a “Funding Agreement”) by Allstate Life to Global Funding, each substantially in the form identified on the exhibit list of the Registration Statement.

This opinion letter is furnished to you pursuant to Section 9(e) of the Distribution Agreement dated June 28, 2007 by and among Global Funding and the Agents named therein and in connection with the issuance by Allstate Life Global Funding Trust 2008-5 (the “Designated Trust”) of $750,000,000 aggregate principal amount of Floating Rate Notes due 2010 (the “Designated Notes”) and the issuance by Global Funding of a $750,000,000 Funding Note due 2010 (the “Designated Funding Note”). Capitalized terms used in this opinion letter which are not otherwise defined herein have the meanings ascribed to them in the Standard Indenture Terms identified on the exhibit list to the Registration Statement.

In furnishing this opinion, we have reviewed:

(i)	the Registration Statement, the Prospectus, the Institutional Prospectus Supplement and Pricing Supplement No. 6 dated May 15, 2008 (the “Designated Pricing Supplement”);
(ii)

the Trust Agreement, dated as of the date of the Designated Pricing Supplement (the “Designated Trust Agreement”), which adopts and incorporates the Standard Trust Agreement Terms, among Global Funding, as trust beneficial owner, AMACAR Pacific Corp., as the sole administrator of the Designated Trust, and Wilmington Trust Company, as Delaware trustee;

(iii)

the Indenture dated as of May 21, 2008, which adopts and incorporates the Standard Indenture Terms, among the Designated Trust and the other parties specified therein, including The Bank of New York Trust Company, N.A., as indenture trustee (the “Designated Indenture”);

(iv)

the Funding Note Indenture dated as of May 21, 2008, which adopts and incorporates the Standard Funding Note Indenture Terms, among Global Funding and the other parties specified therein, including The Bank of New York Trust Company, N.A., as Funding Note Indenture Trustee (the “Designated Funding Note Indenture”);

(v)

the Distribution Agreement, dated June 28, 2007, entered into by and among Global Funding and the agents named therein, and acknowledged and agreed to by the Designated Trust pursuant to the Terms Agreement dated as of the date of the Designated Pricing Supplement, which Terms Agreement was executed by the Designated Trust through the execution of the Series Instrument (as hereinafter defined);

(vi)

the Series Instrument, dated May 15, 2008 (the “Series Instrument”) that includes the Designated Trust Agreement executed in connection with the creation of the Designated Trust and the Designated Indenture and the Designated Funding Note Indenture executed in connection with the issuance by the Designated Trust of the Designated Notes and the issuance by Global Funding of the Designated Funding Note;

(vii)	the Closing Instrument, dated May 21, 2008;
(viii)	the certificate representing the Designated Notes;
(ix)	the certificate representing the Designated Funding Note;
(x)	Funding Agreement No. FA-41108; and
(xi)	such other certificates, records, and other documents as we have deemed necessary or appropriate to enable us to express the opinions set forth below.

We have also examined, have relied as to matters of fact upon, and have assumed the accuracy of, originals or copies certified or otherwise identified to our satisfaction, of such records, agreements, documents, and other instruments and such representations, statements and certificates or comparable documents of or from public officials and officers and representatives of Allstate Life, Global Funding and the Designated Trust, as applicable, and of representations of all persons whom we have deemed appropriate and have made such other investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In both the review and the examination referred to above, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity to authentic original documents of any copies submitted to us for our examination. We have assumed that the Indenture Trustee has the power and authority to authenticate each certificate representing the Designated Notes and that the Funding Note Indenture Trustee has the power and authority to authenticate the certificate representing the Designated Funding Note.

Based upon and subject to the foregoing, and subject to the further qualifications and limitations stated herein, we are of the opinion that:

1.

Upon the due execution and authentication of the certificate representing the Designated Funding Note and the delivery of such certificate against payment of the agreed consideration for the Designated Funding Note, in each case, as contemplated by the Registration Statement and the Designated Funding Note Indenture, the Designated Funding Note will be a valid and binding obligation of Global Funding, enforceable against Global Funding in accordance with its terms.

2.

Upon the due execution and authentication of the certificate representing the Designated Notes and the delivery of such certificate against payment of the agreed consideration for the Designated Notes, in each case, as contemplated by the Registration Statement and the Designated Indenture, the Designated Notes will be the valid and binding obligations of the Trust, enforceable against the Trust in accordance with their terms.

The above opinions with regard to the validity, binding effect and enforceability of the Designated Notes and the Designated Funding Note are (i) subject to bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law) and (ii) subject to the further qualification that, to the extent that the Designated Notes or Designated Funding Note are denominated in a currency other than United States dollars, a claim thereunder (or foreign currency judgment in respect to such claim) would be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the Federal law of the United States, as currently in effect. This opinion letter is rendered as of the date hereof based upon the facts and law in existence on the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any circumstances that may come to our attention after the date hereof with respect to the opinion and statements set forth above, including any changes in applicable law that may occur after the date hereof.

This letter is furnished to you in connection with our representation of Global Funding with respect to the issuance by the Designated Trust of the Designated Notes and the issuance by Global Funding of the Designated Funding Note, and it may not be furnished to or relied upon by any other person (including, without limitation, any person who purchases Designated Notes from the Underwriters) or used for any other purpose without our express written consent.

We hereby consent to the filing of this letter as an exhibit to the Current Report on Form 8-K, incorporated by reference in the Registration Statement, filed by Global Funding and the Designated Trust in connection with the issuance and sale of the Designated Notes and the Designated Funding Note. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dewey & LeBoeuf LLP